Exhibit 7(c)

March 7, 2022

Republic First Bancorp, Inc.

Two Liberty Place

50 South 16th Street, Suite 2400

Philadelphia, Pennsylvania 19102

Attn: Kemma Brown, Corporate Secretary

Via FedEx and email to kbrown@myrepublicbank.com

Re:	Demand for Supplementation of Item (h) of the February 16, 2022 Books and Records Request

Dear Ms. Brown:

George E. Norcross, III (the “Requesting Shareholder”) submits this letter in his capacity as the beneficial owner of 674,572 shares of common stock, par value $0.01 per share, of Republic First Bancorp, Inc., a Pennsylvania corporation (the “Company”). Attached as Exhibit “A” is documentary evidence of the Requesting Shareholder’s beneficial ownership of 674,572 shares of Company common stock as of February 16, 2022, and such documentary evidence is a true and correct copy of what it purports to be. The Requesting Shareholder continues to own the shares reflected on Exhibit “A” as of the date of this correspondence.

On February 16, 2022, the Requesting Shareholder submitted a demand letter to the Company for the right to inspect eight (8) categories of documentation identified as items (a) through (h) (the “Prior Demand”), which is attached hereto as Exhibit “B”. On March 2, 2022, counsel for the Company corresponded with counsel for the Requesting Shareholder and indicated that the Company would provide information responsive to items (a) through (g) once the parties were able to agree upon the terms of a confidentiality agreement.

With respect to item (h), however, the Company’s response was inadequate and not in compliance with what the Requesting Shareholder is entitled to receive under Section 1508 of the Pennsylvania Business Corporation Law (the “BCL”)(15 Pa. C.S. §1508). While the Requesting Shareholder contends that item (h) as originally stated was clear and comprehensive, so that there is no confusion with respect to what the Requesting Shareholder seeks and what the Company is obligated to provide, the Requesting Shareholder supplements item (h) of the Prior Demand as follows below. Before getting to the specifics, however, Requesting Shareholder believes it would be helpful for the Company to understand the purpose of this request and why he is seeking such information and, equally important, why the Company — and particularly its directors in the course of exercising their fiduciary duties — should want to know this information as well.

Mr. Hill’s career as a banker has been well documented. Equally well documented and written about are Mr. Hill’s never-ending troubles with banking regulators in the United States and the United Kingdom, and his prolific and systematic engagement of family members, business partners and other associates (which is outlined in greater detail below) in reported and unreported related-party transactions.

The Company must operate in a safe and sound manner consistent with best practices. Related-party transactions are very often a core root cause of financial institution instability, both from a regulatory perspective and operational basis. Mr. Hill’s past repeated related-party activities at Commerce Bank N.A., Commerce Bank New Jersey, Metro Bank and Commerce Bank Harrisburg, combined with Mr. Hill’s historic lack of transparency and limited disclosure, compel us to examine whether such activities exist and continue at the Company today.

Over the last several decades, Mr. Hill has been actively engaged in innumerable business and other partnership arrangements with John P. Silvestri and affiliated companies and individuals. That relationship continues to this day as Mr. Hill identifies his address in official Company and SEC regulatory filings as the same address as Mr. Silvestri and his organization. To suggest Mr. Hill and Mr. Silvestri are not related parties and acting in concert would be disingenuous. It is also well documented that Mr. Hill, Mr. Silvestri and their related organizations and entities over the years have profited in the tens of millions of dollars through both reported and unreported related-party transactions. Those transactions related to, among other things, real estate commissions on land sales and leasing, title agency fees and commissions, lease transactions and matters of the like. Perhaps most troubling are the never-ending stories of Mr. Hill’s self-dealing for personal profit at the expense of his then bank employer, whether it be for his private golf club or construction of his 46,000 square foot mansion in Moorestown, New Jersey. Notably, many of those related-party transactions were not disclosed and, in fact, only reported after regulatory officials and others made inquiries.

Another equally troubling historical pattern of apparent self-dealing and potential concealment also follows with respect to Mr. Hill’s wife, Shirley Hill, and her company, InterArch. That practice of related-party dealing has been widely criticized by banking regulators and others and continues to this day at the Company. What is unclear, however, are InterArch’s activities with other entities or individuals that may be transacting business with the Company or that may have received loans or extensions of credit. It is imperative these questions be asked and answered so the Company can remove any shroud of secrecy and confidently assure all stakeholders the Company is being operated in a safe, sound and transparent manner. The Company’s officers and directors have a fiduciary duty to the Company, not the Hill family, in this regard.

Also, relevant to this request are two directors of the Company, Theodore J. Flocco, Jr. and Brian P. Tierney, both of whom have enjoyed decades-long financial and business relationships with Mr. Hill and Mr. Silvestri, with those individuals or their families profiting off their relationship with Mr. Hill and the Company for many years. Again, inquiries need to be made to ensure all related-party transactions are fully disclosed and the Company’s financial statements and SEC regulatory filings are fully accurate in this regard.

Finally, the Requesting Shareholder has taken notice of the blinding spotlight that has been placed on Mr. Hill’s related-party transactions by immediately recent events. First, on or about February 24, 2022, the Company announced that it would not renew the employment agreement of Harry Madonna, the Company’s founder, President and Chairman Emeritus, apparently in connection with his disapproval of Mr. Hill’s self-dealing and other concerning conduct. Second, on March 4, 2022, four (4) of the Company’s eight (8) directors issued a public statement indicating their opposition to “potential harmful actions by other Company board members,” which actions included Mr. Hill’s efforts to extend the related party agreement that the Company maintains with his wife’s business, InterArch, for architecture, interior design and related services. The disapproving board members indicated that Mr. Hill and the three (3) board members apparently following his lead – Messrs. Flocco, Spevak and Tierney – were proposing or approving actions that would be “harmful to the Company” and which “might destroy shareholder value.” Most concerning, the disapproving board members indicated that Mr. Hill and the board members following his lead were “manipulating” “proper governance processes” by taking actions through the Company’s primary subsidiary and by having transactions approved by Company board committees in order to sidestep a review by the Company’s full board. See Statement by Concerned Directors of FRBK, attached hereto as Exhibit “C”.

Accordingly, the Requesting Shareholder hereby demands the right, pursuant to Section 1508 of the Pennsylvania Business Corporation Law (the “BCL”), during the Company’s usual hours for business no later than March 14, 2022 and continuing thereafter as he may determine is necessary, to inspect, copy and make extracts from, the Company’s books and records, including the following information (collectively referred to herein as the “Requested Materials”):

(a)

All documentation relating to any compensation, fees, lease payments, loans, extensions of credit, commissions or any other thing of value paid or transferred by the Company or any affiliate (directly or indirectly) to Vernon W. Hill, II or any siblings, spouse, children or any other relative (whether by blood, marriage or otherwise) or any business partner or associate of Mr. Hill.

(b)

All documentation in the Company’s possession relating to any inquiries, complaints, sanctions, findings or other regulatory or governmental investigations of Vernon W. Hill, II, including any investigation or proceeding conducted by the Board of Governors of the Federal Reserve System (including the Federal Reserve Bank), Office of the Comptroller of the Currency, Secretary of Banking of the Commonwealth of Pennsylvania, Commissioner of Banking of the State of New Jersey; regulatory banking authority in the United Kingdom (The Financial Conduct Authority), or any other appropriate entity, and include with such documentation any findings and reports of such agencies with respect to said investigations or review.

(c)

All documentation relating to any compensation, fees, lease payments, loans, extensions of credit, commissions or any other thing of value paid or transferred by the Company or any affiliate (directly or indirectly) to Shirley Hill or any siblings, spouse, children or any other relative (whether by blood, marriage or otherwise) or any business partner or associate of Mrs. Hill.

(d)

All documentation relating to any compensation, fees, lease payments, loans, extensions of credit, commissions or any other thing of value paid or transferred by the Company or any affiliate (directly or indirectly) to John P. Silvestri or any siblings, spouse, children or any other relative (whether by blood, marriage or otherwise) or any business partner or associate of Mr. Silvestri.

(e)

All documentation relating to any compensation, fees, lease payments, loans, extensions of credit, commissions or any other thing of value paid (directly or indirectly) to Theodore J. Flocco, Jr. or any siblings, spouse, children or any other relative (whether by blood, marriage or otherwise) or any business partner or associate of Mr. Flocco.

(f)

All documentation relating to any compensation, fees, lease payments, loans, extensions of credit, commissions or any other thing of value paid or transferred by the Company or any affiliate (directly or indirectly) to Brian P. Tierney, or any siblings, children or any other relative (whether by blood, marriage or otherwise) or any business partner or associate of Mr. Tierney, including anything of value paid (including commissions) by entities where Company advertising or promotional materials were placed.

(g)

All documentation relating to any compensation, fees, lease payments, loans, extensions of credit, commissions or any other thing of value paid or transferred by the Company or any affiliate (directly or indirectly) to Site Development, InterState Commercial Real Estate or any entity (including any trust, similar estate planning entity or special purpose entity) owned, managed, associated or controlled (directly or indirectly) by John P. Silvestri or any siblings, spouse, children and other relatives (whether by blood, marriage or otherwise) of Mr. Silvestri.

(h)

All documentation relating to any compensation, fees, lease payments, loans, extensions of credit, commissions or any other thing of value paid or transferred by the Company or any affiliate (directly or indirectly) to Tierney Communications, Brian Communications, Real Time Media or any entity (including any trust, similar estate planning entity or special purpose entity) owned, managed, associated or controlled (directly or indirectly) by Brian P. Tierney or any siblings, children and other relatives (whether by blood, marriage or otherwise) of Mr. Tierney, including anything of value paid (including commissions) by entities where Company online, advertising or promotional materials were placed.[1]

[1]

With respect to this item of the Requested Materials, the Requesting Shareholder is aware that during the years 2013 through and including 2020, the Company made payments to Brian Communications totaling $880,000. See Company Annual Reports and Proxy Statements.

(i)

All documentation relating to any compensation, fees, lease payments, loans, extensions of credit, commissions or any other thing of value paid or transferred by the Company or any affiliate (directly or indirectly) to InterArch ( including any fees/commissions/or anything of value paid by people or entities suppling products (including furniture, fixtures or equipment) or services (architecture, interior design or planning) or any entity (including any trust, similar estate planning entity or special purpose entity) owned, managed, associated or controlled (directly or indirectly) by Shirley Hill or any siblings, spouse, children and other relatives (whether by blood, marriage or otherwise) of Ms. Hill.[2]

(j)

All documentation relating to any vendors, contractors, subcontractors, suppliers, professional consultants, furniture and equipment providers, brokers, attorneys, engineers, architects, interior decorators or any other person or entity that was paid or transferred by the Company or any affiliate (directly or indirectly) for work or services, with respect to the acquisition, development or construction of any of the Company’s branches (stores) or properties.

(k)

All documentation relating to the ownership and utilization of the Company’s branches (stores) and properties, including copies of any leases, along with names and ownership of lessors, if not Company-owned; and if Company-owned, all information relating to acquisition, including name and ownership of seller, date of acquisition and settlement documentation.

(l)

All documentation relating to any title insurance premiums paid or transferred by the Company or any affiliate (directly or indirectly) with respect to any of the Company’s branches (stores), properties or any of its businesses, including loan originations.

(m)

All documentation relating to any appraisals/valuation services paid or transferred by the Company or any affiliate (directly or indirectly) with respect to any of the Company’s branches (stores), properties or any of its businesses, including loan originations.

[2]

With respect to this item of the Requested Materials, the Requesting Shareholder is aware that during the years 2009 through and including 2020, the Company made payments to InterArch totaling $5,359,000. See Company Annual Reports and Proxy Statements.

(n)

All documentation relating to any real estate commissions paid or transferred by the Company or any affiliate (directly or indirectly) with respect to the purchase or lease of any of the Company’s branches (stores) or other properties.

(o)

All documentation relating to Glassboro Properties LLC, including copy of lease with respect to the Company’s Glassboro branch (store), along with any information relating to ownership of Glassboro Properties LLC, including a list of any members, owners, officers or directors and their holdings.[3]

(p)

All documentation relating to SDI Commercial Real Estate LLC, along with any information relating to ownership of SDI Commercial Real Estate LLC, including a list of any members, owners, officers or directors and their holdings.[4]

(q)

All documentation relating to work performed by InterArch, as described in the Company’s Annual Reports and Proxy Statements, including copies of all communications, engagement letters, work product, records, billings, payments and other information pertaining thereto.

(r)

A detailed list of all Company shares held by Vernon W. Hill, II, Shirley Hill, John P. Silvestri, Theodore J. Flocco, Jr., and Brian P. Tierney, along with any shares held by any entity (directly or indirectly) (including any trust, similar estate planning entity or special purpose entity) owned, managed, controlled or associated (directly or indirectly) by or with them, their siblings, spouses, children or any other relatives (whether by blood, marriage or otherwise) or any business partner or associate of Mr. Hill, Ms. Hill, Mr. Silvestri, Mr. Flocco or Mr. Tierney.

To the extent the Requested Materials pertain to matters involving relatives, associates, business partners or affiliates, such requests are subject to the Company’s actual knowledge after reasonable due inquiry and diligence.

The purpose of this demand is to enable the Requesting Shareholder (including as part of his group) to communicate with fellow shareholders of the Company on matters relating to their mutual interests as shareholders and to determine whether the Company’s Board properly discharged its duties.

[3]

With respect to this item of the Requested Materials, the Requesting Shareholder is aware that during the years 2014 through and including 2020, the Company made payments to Glassboro Properties LLC totaling $1,038,000, and that Mr. Hill maintains an ownership interest in that entity. See Company Annual Reports and Proxy Statements.

[4]

With respect to this item of the Requested Materials, the Requesting Shareholder is aware that in 2015 the Company made payments to SDI Commercial Real Estate totaling $7,000, and that Mr. Hill maintains an ownership interest in that entity. See Company Annual Reports and Proxy Statements.

The Requesting Shareholder has designated and authorized, as his agents to conduct the inspection and copying of the Requested Materials requested herein, Ballard Spahr LLP, Sullivan & Cromwell LLP and their respective partners, associates, employees and other persons designated by them, and acting together, singly or in combination. A copy of the power-of-attorney granted to such designees is attached hereto as Exhibit “D”.

The Requesting Shareholder will bear the reasonable costs incurred by the Company in producing the records requested upon presentment of appropriate documentation of such costs.

The Requesting Shareholder expects that its authorized agents will be permitted to inspect complete copies of the Requested Materials, except to the extent that disclosure of any Requested Materials is prohibited by applicable law, in which case only such portion of the Requested Materials may be redacted or withheld. The Requesting Shareholder reserves the right to challenge that disclosure of any Requested Materials is prohibited by applicable law, and may request alternative disclosures to the extent practicable.

Pursuant to Section 1508 of the BCL, the Company is required to reply to this demand within five business days of the date hereof. Accordingly, please advise the Requesting Shareholder’s counsel at Ballard Spahr LLP, Adrian R. King, Jr., Esq., at (215) 864-8622, as promptly as practicable within the requisite timeframe, when and where the Requested Materials will be made available to the Requesting Shareholder or his designees. If the Company contends that this demand is incomplete or is otherwise deficient in any respect, please notify the Requesting Shareholder immediately in writing, with a copy to Adrian R. King, Jr., Esq., Ballard Spahr LLP, 1735 Market Street, 51st Floor, Philadelphia, PA 19103, telephone number (215) 864-8622, facsimile number (215) 864-8999, and email kinga@ballardspahr.com, setting forth the facts or law that the Company contends support its position and specifying any additional information believed to be required. In the absence of such prompt notice, the Requesting Shareholder will assume that the Company agrees that this demand complies in all respects with the requirements of the BCL.

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The Shareholder affirms the foregoing statements to be true under penalty of perjury under the laws of the United States.

Very truly yours,

/s/ George E. Norcross, III
Name: George E. Norcross, III

cc:	Adrian R. King, Jr., Esq.

M. Norman Goldberger, Esq. (Goldbergerm@ballardspahr.com)

Mitchell S. Eitel, Esq. (Eitelm@sullcrom.com)

Brian T. Frawley, Esq. (Frawleyb@sullcrom.com)

STATE OF FLORIDA	)
)
COUNTY OF PALM BEACH	)

I, George E. Norcross, III, am the beneficial owner of 674,572 shares of common stock, par value $0.01 per share, of Republic First Bancorp, Inc., a Pennsylvania corporation. The facts, statements and representations contained in the foregoing demand are true and correct under penalty of perjury to the best of my knowledge and belief.

/s/ George E. Norcross, III
George E. Norcross, III

SWORN TO AND SUBSCRIBED before me this 7th day of March, 2022.

/s/ Christy Bossmann
Notary Public, State of Florida
Commission # HH 070613 Commission Expires 4/10/25

EXHIBIT A

Evidence of Beneficial Ownership

[Omitted]

EXHIBIT B

February 16, 2022 Books and Records Request

[Omitted]

EXHIBIT C

Statement by Concerned Directors of FRBK

[Omitted]

EXHIBIT D

Power of Attorney

POWER OF ATTORNEY

KNOW ALL PERSONS that George E. Norcross, III, on March 7, 2022, does hereby make, constitute and appoint Ballard Spahr LLP and Sullivan & Cromwell LLP and their respective partners, associates, employees and other persons designated by Ballard Spahr LLP and Sullivan & Cromwell LLP, as his true and lawful attorneys-in-fact and agents for him in his name, place and stead, giving and granting unto said attorneys and agents full power and authority to act on his behalf, as a shareholder of Republic First Bancorp, Inc., a Pennsylvania corporation (the “Company”), to seek the production, and to engage in the inspection, and to make copies and extracts from, records and documents of every kind and description, including all Requested Materials (as such term is defined in such letter) that George E. Norcross, III demanded pursuant to Section 1508 of the Pennsylvania Business Corporation Law by letter dated March 7, 2022.

George E. Norcross, III reserves all rights on his part to do any act that said attorneys and agents hereby are authorized to do or perform. This Power of Attorney may be terminated by George E. Norcross, III or said attorneys and agents by written notice to the other.

/s/ George E. Norcross, III
Name: George E. Norcross, III